Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-215968, 333-224368, 333-236405, 333-263978) on Form S-8, (No. 333-249426, 333-268862) on Form S-3, and (No. 333-230779) on Form S-1 of BioCardia, Inc. of our report dated March 28, 2023, with respect to the consolidated balance sheets of BioCardia, Inc. as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes, which report appears in the December 31, 2022 annual report on Form 10-K of BioCardia, Inc.

/s/PKF San Diego, LLP

San Diego, California

March 28, 2023